PROSPECTUS SUPPLEMENT NO. 5 (To prospectus dated November 15, 2000)	Filed pursuant to Rule 424(b)(3) Registration No. 333-50016

Penn Treaty American Corporation 3440 Lehigh Street Allentown, PA 18103 (610) 965-2222

Rights to Purchase 6 1/4% Convertible Subordinated Notes due 2008
$45,000,000 6 1/4% Convertible Subordinated Notes due 2008

        This prospectus supplement supplements information contained in our prospectus dated November 15, 2000 (the "Prospectus") as supplemented by a prospectus supplement dated December 24, 2002 ("Prospectus Supplement No. 1"), a prospectus supplement dated January 14, 2003 ("Prospectus Supplement No. 2"), a prospectus supplement dated February 6, 2003 ("Prospectus Supplement No. 3"), and a prospectus supplement dated February 6, 2003 ("Prospectus Supplement No. 4") relating to our distribution of transferable rights to purchase an aggregate principal amount of $45 million of 6 1/4% convertible subordinated notes due 2008 (the "Notes") to holders of (a) our common stock, (b) our 6 1/4% convertible subordinated notes due 2003 (the "2003 Notes"), and (c) our 6 1/4% convertible subordinated notes due 2008 (the "Existing 2008 Notes") as of November 25, 2002, the record date. This prospectus supplement should be read in conjunction with the Prospectus and Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3 and Prospectus Supplement No. 4 (collectively, the "Prospectus Supplements").

New Offering of Notes

        Our prior offering of Notes terminated on February 14, 2003 with approximately $29 million in principal amount of Notes issued. The capital raised through the prior offering was used to increase our minimum capital and surplus to the levels necessary to meet the requirements contained in our Consent Order with the Florida Department of Insurance and for parent company liquidity and debt obligation purposes. In order to raise additional capital for parent company liquidity and debt obligation purposes, we are now commencing a new offering of 2008 Notes pursuant to the Prospectus as supplemented by the Prospectus Supplements and this prospectus supplement. The offering will terminate on or before March 31, 2003.

The date of this Prospectus Supplement No. 5 is March 18, 2003